News Release
------------

Media Contact:            Clarence Ehlers
                          (219) 273-7327

Analyst/Investor Contact: Joseph A. Rainis
                          (219) 273-7158


              NATIONAL STEEL ANNOUNCES FIRST QUARTER 1999 RESULTS


Mishawaka, IN, April 29, 1999--National Steel Corporation (NYSE: NS) today reported a net loss of $24.1 million for the first quarter of 1999, or $0.58 per diluted common share, compared to net income of $5.9 million, or $0.14 per diluted common share, for the first quarter of 1998. Net sales in the first quarter of 1999 decreased 7.1% to $657.9 million from $708.4 million during the same period in 1998. The decline in sales reflect a 29,000 ton decrease in shipments and a $25 per ton decline in average selling prices, both of which were primarily caused by high levels of low-priced imported steel and service center inventories. Coated product shipments increased to 42.0% of total shipments in the first quarter from 40.1% in the first quarter of 1998, reflecting our continued focus to increase shipments of higher value-added products.

The Company continues to emphasize cost reduction initiatives and customer-focused strategies that are intended to enhance operating performance. The Company was able to hold onto the cost reductions achieved in the fourth quarter of 1998 and anticipates that the effect of these initiatives will increase in the second quarter of 1999. However, the second quarter will be impacted by the cost of the planned reline of the "A" blast furnace at Granite City.

"I was pleased with our continuation of cost reduction and improved product mix but weaker average selling prices more than offset these improvements," said Chairman and Chief Executive Officer Yutaka Tanaka. "Although we are encouraged by significantly improved order rates, we must be unrelenting as to cost reduction," concluded the chief executive.

                                    -more-

FINANCIAL POSITION AND LIQUIDITY

Cash and investments of $328 million along with an additional $274 million available from short-term credit facilities resulted in total liquidity of $602 million at March 31, 1999 compared to $395 million at December 31, 1998. During March 1999, National successfully completed private offerings of $300 million of First Mortgage Bonds. Uses of cash during 1999 included capital expenditures of $42 million and the completion of a previously announced common stock repurchase program which utilized $8 million.

OTHER MATTERS

Construction on the Company's new 450,000 ton galvanizing facility continues to progress on schedule and on budget with start-up planned for the second quarter of 2000. Once completed, this facility will further enhance National's shipments of coated products. Approximately $175 million of the net proceeds received from the recent private offerings of First Mortgage Bonds will be utilized to finance the construction of this facility.

The Company's Year 2000 compliance effort is currently progressing according to schedule. The Company expects to have all systems compliant and to have developed appropriate contingency plans by the third quarter of 1999.

The Company is pleased to announce that Toyota Motor Manufacturing North America has awarded National Steel its Certificate of Achievement for Quality Performance. This award is presented to those suppliers who meet or exceed Toyota's quality problem targets at all supply locations.

During the quarter, the Company purchased the remaining outstanding equity interest in ProCoil Corporation. This is a continuation of National's overall customer service initiatives for the automotive market.

                                    -more-

OUTLOOK

Looking forward to the second quarter, the Company continues to be actively involved in the trade cases pending with the Department of Commerce and the International Trade Commission. It is hoped that the final outcome of these trade cases, which is expected during the second quarter, will have a positive impact on the Company's shipments and pricing, although there can be no assurances as to such favorable outcome. However, the Company does anticipate that shipments will continue to increase to support growing market demand, especially from construction customers in their peak season. The Company is also hopeful that the market will respond positively to its recently announced price increase.

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 1998.

Headquartered in Mishawaka, Indiana, National Steel is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat rolled products. National Steel employs approximately 9,200 people. Visit National Steel's website at: www. nationalsteel.com.

The Company's consolidated income statements and condensed balance sheets and cash flows follow:

                                                                    Exhibit 99.1

NATIONAL STEEL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

                                                                                    Three Months
                                                                                   Ended March 31,
                                                                           1999                     1998
                                                                      --------------           -------------
Net sales                                                                 $ 657.9                  $ 708.4

Cost of products sold                                                       606.7                    637.4
Selling, general and administrative expense                                  39.6                     38.0
Depreciation                                                                 32.7                     31.1
Equity (income) loss of affiliates                                           (0.3)                     0.1
                                                                      --------------           -------------
Income (loss) from operations                                               (20.8)                     1.8

Other (income) expense
Financing costs (net)                                                         5.3                      0.8
Net gain on disposal of non-core assets                                      (0.6)                       -
                                                                      --------------           -------------
                                                                              4.7                      0.8
                                                                      --------------           -------------

Income (loss) before income taxes                                           (25.5)                     1.0

Income tax (credit)                                                          (1.4)                    (4.9)
                                                                      --------------           -------------

Net income (loss)                                                         $ (24.1)                 $   5.9
                                                                      ==============           =============



Basic earnings per share:                                                 $ (0.58)                 $  0.14
   Net income (loss)                                                 ==============           =============

   Weighted average shares outstanding (in thousands)                      41,788                   43,288

Diluted earnings per share:
   Net income (loss)                                                      $ (0.58)                 $  0.14
                                                                      ==============           =============

   Weighted average shares outstanding (in thousands)                      41,823                   43,325

Dividends paid per common share outstanding                               $  0.07                  $  0.07
                                                                      ==============           =============

Operating Statistics (in thousands of tons):
   Shipments                                                                1,390                    1,419
   Production                                                               1,502                    1,573

NATIONAL STEEL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions)

                                     March 31,           December 31,                           March 31,          December 31,
                                       1999                 1998                                  1999                1998
                                     ---------           ------------                           ---------          ------------
Assets                                                                     Liabilities and
                                                                            Stockholders'
                                                                               Equity
Cash and cash equivalents            $  316.9              $  137.9     Current liabilities     $  530.0             $  546.8
Investments                              11.3                    --
Receivables--net                        278.8                 245.9     Long-term debt             570.9                285.8
Inventories                             458.6                 472.8     Other long-term
Other                                    26.6                  21.7     liabilities                801.7                801.1
Deferred tax assets                      23.3                  23.3
                                     ---------           ------------                           ---------          ------------
  Total current assets                1,115.5                 901.6     Total Liabilities        1,902.6              1,633.7

Property, plant and
  equipment--net                      1,277.4               1,270.5     Stockholders' Equity       815.4                850.3
Other assets                            325.1                 311.9
                                     ---------           ------------                           ---------          ------------
                                                                        Total Liabilities
Total Assets                         $2,718.0              $2,484.0     and Equity              $2,718.0             $2,484.0
                                     =========           ============                           =========          ============


CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)
                                                                                     Three Months Ended March 31,
                                                                                        1999                1998
                                                                                      --------             -------
                           Cash provided by (used in) operating
                             activities:
                             Net income (loss)                                        $(24.1)               $5.9
                             Depreciation                                               32.7                31.1
                             Working capital items:
                               Investments                                             (11.3)               25.0
                               Receivables                                             (32.9)               14.6
                               Inventories                                              14.2               (12.8)
                               Accounts payable & accrued liabilities                  (12.9)              (28.8)
                           All other                                                    (0.7)               (8.0)
                                                                                       -------            -------
                                                                                       (35.0)               27.0
                                                                                       -------            -------
                             Cash provided by (used in) investing
                               activities:
                               Purchases of property, plant
                                 and equipment (net)                                   (41.6)              (37.3)
                               Acquisition of ProCoil                                   (7.7)                 --
                               Net proceeds from the sale of assets                      0.6                  --
                                                                                      -------            -------
                                                                                       (48.7)              (37.3)
                                                                                      -------            -------
                             Cash provided by (used in) financing
                               activities:
                               Repayment of debt                                       (24.7)              (14.6)
                               Borrowings                                              298.2                 7.2
                               Repurchase of common stock                               (7.9)                 --
                               Common stock dividends                                   (2.9)               (3.0)
                                                                                      -------            -------
                                                                                       262.7               (10.4)
                                                                                      -------            -------
                             Increase (decrease) in cash
                               and cash equivalents                                    179.0               (20.7)

                             Cash and cash equivalents at
                               the beginning of the period                             137.9               312.6
                                                                                      -------            -------

                             Cash and cash equivalents at
                               the end of the period                                  $316.9              $291.9
                                                                                      =======            =======